EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal Fourth Quarter and Full Year 2023

ORLANDO, FL – September 14, 2023 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2023.

Fiscal 2023 Full Year and Fourth Quarter Highlights:

•	Revenue of $9.7 million for the fourth quarter of fiscal 2023; revenue of $32.9 million for the full fiscal year 2023
•	Total backlog at June 30, 2023, of $21.7 million
•	Net loss for the fourth quarter of fiscal 2023 was $0.8 million; net loss of $4.0 million for the full fiscal year 2023
•	EBITDA* for the fourth quarter of fiscal 2023 was $0.1 million; EBITDA loss of $0.4 million for the full fiscal year 2023
•	Partnered with Edmund Optics to distribute ISP Optics’ portfolio of infrared components
•	Commenced the acquisition of Visimid Technologies, which closed in July 2023.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “The fourth quarter for LightPath Technologies saw improvement in several trends in line with our strategic objectives. Revenue for the fourth quarter was significantly higher than in the third quarter of fiscal 2023, and also higher than the fourth quarter of fiscal 2022.  Although revenue for fiscal year 2023 was down from fiscal 2022, the decrease was primarily in China and was largely offset by an increase in sales to customers in the U.S., which reflects the alignment of our revenues with our strategic priorities.”

“During the fourth quarter, and continuing in the period since the end of our fiscal year on June 30, 2023, we saw positive developments in all three of our growth pillars: automotive, defense, and camera solutions. At the end of May, the U.S. Department of Transportation announced its intention for a new rule mandating emergency braking systems in all cars and explicitly identifying thermal imaging as a technology that can improve the function of those systems at night. We have been at the forefront of integrating thermal imaging into those applications and are already qualified into the system developed for one of the largest U.S. automotive manufacturers, which puts us in a prime position to capitalize on the opportunities such a rule may provide.”

“Following the fiscal year-end, several notable and potentially transformative events have altered the trajectory of where we believe LightPath can go. The announcement by China limiting the export of Germanium has provided our customers the long-awaited push to begin integrating our Germanium alternatives into their products. LightPath offers several exclusively licensed materials that allow us to partner with those customers to prepare for an evolution of their supply chains. The U.S. Department of Defense has since announced funding for LightPath to accelerate the qualification and manufacturing readiness of some additional Germanium-alternative materials.”

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Mr. Rubin concluded: “We also announced the acquisition of Visimid Technologies in July 2023. This acquisition bolsters LightPath’s ability to provide custom thermal cores similar to those within our Mantis product to accompany our custom optical lens assemblies. We can now work with our clients to produce a near-complete custom uncooled thermal camera that can build upon the unique capabilities of our custom materials. Visimid brings existing sales relationships with several key industrial and defense customers that are also expected to grow our optics sales to customers in those markets.”

2023 Fiscal Fourth Quarter Financial Results

Revenue for the fourth quarter of fiscal 2023 was approximately $9.7 million, an increase of approximately $0.8 million, or 9%, as compared to approximately $8.9 million in the same period of the prior fiscal year, primarily due to increases in infrared and specialty products. Revenue among our product groups for the fourth quarter of fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Fourth Quarter of Fiscal 2023	Fourth Quarter of Fiscal 2022	% Change
Infrared (“IR”) products	$5.5	$5.0	8%
Precision Molded Optics (“PMO”) products	$3.2	$3.4	(7%)
Specialty products	$1.0	$0.4	134%

** Numbers may not foot due to rounding

•

Revenue generated by IR products was approximately $5.5 million in the fourth quarter of fiscal 2023, an increase of approximately $419,000, or 8%, as compared to approximately $5.0 million in the same period of the prior fiscal year. The increase in revenue is primarily driven by sales of diamond-turned infrared products and is primarily attributable to customers in the defense and industrial markets. Sales of BD6-based molded infrared products decreased, particularly to customers in the China industrial and commercial markets. The decrease in sales to customers in the China industrial and commercial markets were partially offset by increased revenue from sales of BD6-based products to customers in the defense industry.

•

Revenue generated by PMO products was approximately $3.2 million for the fourth quarter of fiscal 2023, a decrease of approximately $0.2 million, or 7%, as compared to approximately $3.4 million in the same period of the prior fiscal year. The decrease in revenue is due to a decrease in sales to customers in the telecommunications industry and a decrease in sales of commercial products, partially offset by increases in sales to defense and industrial customers. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.

•

Revenue generated by our specialty products was approximately $1.0 million in the fourth quarter of fiscal 2023, an increase of approximately $0.6 million, or 134%, compared to $0.4 million in the same period of the prior fiscal year. The increase is primarily due to increased sales of a custom visible lens assembly to a medical customer, for which we have an end of life order in backlog going into fiscal 2025.

Gross margin in the fourth quarter of fiscal 2023 was approximately $3.1 million, an increase of 10%, as compared to approximately $2.8 million in the same period of the prior fiscal year. Total cost of sales was approximately $6.6 million for the fourth quarter of fiscal 2023, compared to approximately $6.1 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 32% for both the fourth quarters of fiscal 2023 and fiscal 2022.  The mix of revenue by product group for the fourth quarter of fiscal 2023 was more heavily weighted toward specialty products, with less revenue attributable to PMO products which typically have similar margins, while the percentage of revenue attributable to infrared products was similar, to that from the same period of the prior fiscal year.

Selling, general and administrative (“SG&A”) costs were approximately $3.0 million for the fourth quarter of fiscal 2023, an increase of approximately $223,000, or 8%, as compared to approximately $2.8 million in the same period of the prior fiscal year. The increase in SG&A costs is primarily due to an increase in stock compensation and other personnel-related costs, including commissions on higher sales. We also incurred costs of approximately $140,000 in the fourth quarter of fiscal 2023 associated with the acquisition of Visimid which closed in July 2023.

Net loss for the fourth quarter of fiscal 2023 was approximately $809,000, or $0.02 basic and diluted loss per share, compared to $1.4 million, or $0.05 basic and diluted loss per share, for the same quarter of the prior fiscal year. The decrease in net loss for the fourth quarter of fiscal 2023, is primarily due to a favorable difference in the provision for income taxes. Income tax expense for the fourth quarter of fiscal 2022 included an adjustment of $541,000 to net deferred tax liabilities related to one of our subsidiaries in China. In the U.S., LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $37 million available to apply against taxable income as reported on a consolidated basis.

Our EBITDA for the fourth quarter of fiscal 2023 was approximately $72,000, compared to $107,000 for the same period of the prior fiscal year. The decrease in EBITDA in the fourth quarter of fiscal 2023 was primarily attributable to the increase in operating expenses, including SG&A and new product development, which were partially offset by higher revenue and gross margin.

2023 Fiscal Year Financial Results

Revenue for fiscal 2023 was approximately $32.9 million, a decrease of approximately $2.6 million, or 7%, as compared to approximately $35.6 million in the prior fiscal year, driven by both PMO and IR products. Revenue among our product groups for fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Fiscal 2023	Fiscal 2022	% Change
IR products	$16.7	$18.7	(11%)
PMO products	$13.4	$15.0	(11%)
Specialty products	$2.8	$1.8	54%

** Numbers may not foot due to rounding

•

Revenue generated by IR products was approximately $16.7 million in fiscal 2023, a decrease of approximately $2.0 million, or 11%, as compared to approximately $18.7 million in the prior fiscal year. The decrease in revenue is primarily driven by sales of BD6-based molded infrared products, particularly to customers in the China commercial and industrial markets. The decrease in sales to customers in the China commercial and industrial markets were partially offset by increased revenue from sales of BD6-based products to customers in the defense industry. Sales of diamond-turned infrared products were nearly flat for fiscal years 2023 and 2022, however, there were shifts in revenue among key customers.

•

Revenue generated by PMO products was approximately $13.4 million for fiscal 2023, a decrease of approximately $1.6 million, or 11%, as compared to approximately $15.0 million in the prior fiscal year. The decrease in revenue is due to a decrease in sales to customers in the telecommunications industry and a decrease in sales of commercial products, partially offset by increases in sales to defense and industrial customers. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.

•

Revenue generated by our specialty products was approximately $2.8 million in fiscal 2023, an increase of approximately $1.0 million, or 54%, compared to $1.8 million in the prior fiscal year. The increase is primarily due to increased demand for collimator assemblies, and increased sales of a custom visible lens assembly to a medical customer, for which we have an end of life order in backlog going into fiscal 2025.

Gross margin in fiscal 2023 was approximately $11.1 million, a decrease of 6%, as compared to approximately $11.8 million in the prior fiscal year. Total cost of sales was approximately $21.9 million for fiscal 2023, compared to approximately $23.7 million for the prior fiscal year. Gross margin as a percentage of revenue was 34% for fiscal 2023 as compared to 33% for fiscal 2022. The lower revenue level for fiscal 2023, as compared to the prior fiscal year, resulted in less contribution toward fixed manufacturing costs. Improving gross margin to 34% at the lower revenue level reflects the benefit of a number of the operational and cost structure improvements that we implemented in fiscal years 2022 and 2023. Those improvements were partially offset by increased costs in the second half of fiscal 2023 as we temporarily outsourced certain production processes during the consolidation and construction of our Orlando manufacturing facility.

SG&A costs were approximately $11.4 million for fiscal 2023, an increase of 2%, as compared to approximately $11.2 million in the prior fiscal year. The increase in SG&A for fiscal year 2023 is primarily due to an increase in stock compensation, partially due to director retirements that occurred during the second quarter of fiscal year 2023, as well as increases in other personnel-related costs. We also incurred costs of approximately $140,000 associated with the acquisition of Visimid which closed in July 2023. In addition, we incurred approximately $129,000 during the first nine months of fiscal 2023 related to the exit of our secondary facility in Orlando, the lease for which terminated in February 2023. SG&A costs for fiscal 2023 also included fees of $53,000 paid to BankUnited under our amended loan agreement as a result of not prepaying the BankUnited term loan by certain specified dates. These increases were partially offset by a decrease of $248,000 in value-added tax (“VAT”) and related taxes from prior years that were accrued by one of our Chinse subsidiaries in the second quarter of fiscal 2022, as well as a decrease of approximately $400,000 of expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries, including legal and consulting fees incurred during fiscal 2022.

Net loss for fiscal 2023 was approximately $4.0 million, or $0.13 basic and diluted loss per share, compared to $3.5 million, or $0.13 basic and diluted loss per share, for the prior fiscal year. The increase in net loss for fiscal 2023, as compared to fiscal 2022, is attributable to the approximately $927,000 increase in operating loss resulting from lower revenue and gross margin and increased operating expenses.  Other income also decreased approximately $152,000, primarily due to a $210,000 accrual reversal in fiscal 2022, after a potential liability associated with the actions of our terminated employees of our Chinese subsidiaries was favorably resolved. The increased operating loss and decrease in other income were partially offset by a favorable difference of approximately $629,000 in the provision for income taxes for fiscal 2023 as compared to fiscal 2022, primarily due to the fiscal 2022 adjustment to China deferred taxes.

Our EBITDA for fiscal 2023 was a loss of approximately $355,000, compared to income of $1.2 million for fiscal year 2022.  The decrease in EBITDA for fiscal year 2023 is primarily attributable to lower revenue and gross margin, coupled with increased SG&A expenses and a decrease in other income.

Liquidity and Capital Resources

Cash used in operations was approximately $2.8 million for fiscal 2023, compared to cash provided by operations of approximately $1.5 million for the prior fiscal year. The decrease in cash flows from operations during fiscal year 2023 is primarily due to an increase in accounts receivable, due to higher revenues in the fourth quarter of fiscal year 2023 as compared to fiscal 2022, and an increase in inventory during the second half of fiscal year 2023. The cash outflow for accounts payable and accrued liabilities for fiscal years 2022 and 2023 was primarily due to the previously disclosed events that occurred at our Chinese subsidiaries, for which certain expenses were accrued as of June 30, 2021 and paid during fiscal years 2022 and 2023. During fiscal years 2022 and 2023 we also made the installment payments for payroll taxes deferred in fiscal year 2020 under the CARES Act.

Capital expenditures were approximately $3.1 million for fiscal 2023, as compared to approximately $1.6 million in the prior fiscal year. During fiscal year 2023, our capital expenditures were primarily related to the consolidation and expansion of our Orlando facility.  In August 2023, we completed the construction of additional tenant improvements in our Orlando facility subject to our continuing lease. The estimated project cost was approximately $5.3 million, of which the landlord provided $2.4 million in tenant improvement allowances. The balance of the tenant improvement costs is estimated to be $2.9 million, which we began to fund during the third quarter of fiscal 2023. Through the fourth quarter of fiscal 2023, we expended approximately $2.2 million toward this project, with the remaining balance expected to be expended during the first quarter of fiscal 2024. Our capital expenditures during fiscal year 2022 were primarily related to the continued expansion of our Riga facility to increase our infrared coating capacity as well as increasing our lens diamond turning capacity to meet current and forecasted demand.

Cash provided by financing activities for fiscal 2023 was approximately $7.5 million, including net equity proceeds of $9.2 million from a public offering of Class A common stock, which closed in January 2023, offset by approximately $1.9 million in principal payments on our loans and finance leases, net of borrowings.

Sales Backlog

Our total backlog at June 30, 2023 was approximately $21.7 million, an increase of 22%, as compared to $17.8 million as of June 30, 2022. The increase in backlog during fiscal 2023 was due to several large customer orders. One such order is a $4 million supply agreement with a long time European customer of precision motion control systems and OEM assemblies. The new supply agreement went into effect in the fourth quarter of our fiscal 2023 and is expected to run for approximately 12 to 18 months. During the second quarter of fiscal 2023 we also received the renewal of a large annual contract for infrared products, for an amount 20% greater than the previous renewal. We began to ship against the new contract in the third quarter of fiscal 2023, after shipments against the previous contract were completed. Also, during the second quarter of fiscal 2023, we were qualified to provide advanced IR optics for a critical international military program, and received an initial order valued at $2.5 million from the related customer. This order represents a significant increase in this customer’s business with us. In addition, we received orders from existing customers in the U.S. and Europe related to several other significant long-term projects.

The timing of multi-year contract renewals is not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received and decrease as shipments are made against these orders. We anticipate that our existing annual and multi-year contracts will be renewed in future quarters.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 14, 2023, at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2023 fourth quarter and full year.

Date: Thursday, September 14, 2023

Time: 5:00 p.m. (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: Fiscal Fourth Quarter Earnings Webcast

Participants are recommended to dial-in or log on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 28, 2023. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #5861102.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the actual and potential effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the continuing impacts of the COVID-19 pandemic and its effect on materials supply and the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery from the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$4,687,004	$5,507,891
Restricted cash	2,457,486	—
Trade accounts receivable, net of allowance of $18,502 and $36,313	6,634,574	5,211,292
Inventories, net	7,410,734	6,985,427
Prepaid expenses and other assets	570,293	464,804
Total current assets	21,760,091	18,169,414

Property and equipment, net	12,810,930	11,640,463
Operating lease right-of-use assets	9,571,604	10,420,604
Intangible assets, net	3,332,715	4,457,798
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	140,000	143,000
Other assets	65,939	27,737
Total assets	$53,536,184	$50,713,921
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,574,135	$3,073,933
Accrued liabilities	662,242	558,750
Accrued payroll and benefits	1,499,896	2,081,212
Operating lease liabilities, current	969,890	965,622
Loans payable, current portion	1,023,814	998,692
Finance lease obligation, current portion	103,646	55,348
Total current liabilities	6,833,623	7,733,557

Deferred tax liabilities, net	465,000	541,015
Finance lease obligation, less current portion	341,201	11,454
Operating lease liabilities, noncurrent	8,393,248	9,478,077
Loans payable, less current portion	1,550,587	3,218,580
Total liabilities	17,583,659	20,982,683

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 37,344,739 and 27,046,790 shares issued and outstanding	373,447	270,468
Additional paid-in capital	242,808,771	232,315,003
Accumulated other comprehensive income	606,536	935,125
Accumulated deficit	(207,836,229)	(203,789,358)
Total stockholders’ equity	35,952,525	29,731,238
Total liabilities and stockholders’ equity	$53,536,184	$50,713,921

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue, net	$9,684,721	$8,907,231	$32,933,949	$35,559,160
Cost of sales	6,603,559	6,098,627	21,859,126	23,744,524
Gross margin	3,081,162	2,808,604	11,074,823	11,814,636
Operating expenses:
Selling, general and administrative	3,009,109	2,786,553	11,437,241	11,221,866
New product development	615,675	516,310	2,145,413	2,085,686
Amortization of intangible assets	281,271	281,271	1,125,083	1,125,083
(Gain) loss on disposal of property and equipment	(22,463)	8,898	(78,373)	9,235
Total operating expenses	3,883,592	3,593,032	14,629,364	14,441,870
Operating loss	(802,430)	(784,428)	(3,554,541)	(2,627,234)
Other income (expense):
Interest expense, net	(54,561)	(78,411)	(283,266)	(229,475)
Other income (expense), net	59,769	37,628	24,970	177,435
Total other income (expense), net	5,208	(40,783)	(258,296)	(52,040)
Loss before income taxes	(797,222)	(825,211)	(3,812,837)	(2,679,274)
Income tax provision	11,618	534,579	234,034	862,907
Net loss	$(808,840)	$(1,359,790)	$(4,046,871)	$(3,542,181)
Foreign currency translation adjustment	(370,492)	(1,018,399)	(328,589)	(1,181,027)
Comprehensive income (loss)	$(1,179,332)	$(2,378,189)	$(4,375,460)	$(4,723,208)
Loss per common share (basic)	$(0.02)	$(0.05)	$(0.13)	$(0.13)
Number of shares used in per share calculation (basic)	37,320,084	27,042,388	31,637,445	27,019,534
Loss per common share (diluted)	$(0.02)	$(0.05)	$(0.13)	$(0.13)
Number of shares used in per share calculation (diluted)	37,320,084	27,042,388	31,637,445	27,019,534

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	21,012	210	51,501	—	—	51,711
Exercise of Stock Options & RSUs, net	39,865	399	(399)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	825,250	—	—	825,250
Foreign currency translation adjustment	—	—	—	(1,181,027)	—	(1,181,027)
Net loss	—	—	—	—	(3,542,181)	(3,542,181)
Balances at June 30, 2022	27,046,790	270,468	232,315,003	935,125	(203,789,358)	29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	33,523	335	40,045	—	—	40,380
Exercise of Stock Options, RSUs & RSAs, net	1,173,516	11,735	34,165	—	—	45,900
Issuance of common stock under public equity placement	9,090,910	90,909	9,108,601	—	—	9,199,510
Stock-based compensation on stock options, RSAs & RSUs	—	—	1,310,957	—	—	1,310,957
Foreign currency translation adjustment	—	—	—	(328,589)	—	(328,589)
Net loss	—	—	—	—	(4,046,871)	(4,046,871)
Balances at June 30, 2023	37,344,739	$373,447	$242,808,771	$606,536	$(207,836,229)	$35,952,525

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,046,871)	$(3,542,181)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,174,569	3,617,743
Interest from amortization of debt costs	58,774	51,974
(Gain) Loss on disposal of property and equipment	(78,373)	9,235
Stock-based compensation on stock options, RSUs & RSAs, net	1,310,957	825,250
Provision for doubtful accounts receivable	8,158	7,713
Change in operating lease assets and liabilities	(231,561)	(222,047)
Inventory write-offs to allowance	316,297	456,538
Deferred taxes	(73,015)	545,015
Changes in operating assets and liabilities:
Trade accounts receivable	(1,431,440)	(562,651)
Other receivables	—	137,103
Inventories	(741,604)	1,217,622
Prepaid expenses and other assets	(97,792)	10,560
Accounts payable and accrued liabilities	(977,622)	(1,087,746)
Net cash (used in) provided by operating activities	(2,809,523)	1,464,128

Cash flows from investing activities:
Purchase of property and equipment	(3,077,154)	(1,626,614)
Proceeds from sale of equipment	209,169	—
Net cash used in investing activities	(2,867,985)	(1,626,614)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	40,380	51,711
Proceeds from issuance of common stock under public equity placement	9,199,510	—
Loan costs	—	(61,223)
Borrowings on loans payable	141,245	266,850
Payments on loans payable	(1,852,256)	(681,301)
Repayment of finance lease obligations	(73,003)	(212,211)
Net cash provided by (used in) financing activities	7,455,876	(636,174)
Effect of exchange rate on cash and cash equivalents	(141,769)	(468,143)
Change in cash and cash equivalents	1,636,599	(1,266,803)
Cash and cash equivalents, beginning of period	5,507,891	6,774,694
Cash and cash equivalents, end of period	$7,144,490	$5,507,891

Supplemental disclosure of cash flow information:
Interest paid in cash	$221,773	$157,407
Income taxes paid	$428,914	$267,585
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$451,048	$—
Equipment deposit paid in restricted stock	$45,900	$—

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Net loss	$(808,840)	$(1,359,790)	$(4,046,871)	$(3,542,181)
Depreciation and amortization	815,019	854,123	3,174,569	3,617,743
Income tax provision	11,618	534,579	234,034	862,907
Interest expense	54,561	78,411	283,266	229,475
EBITDA	$72,358	$107,323	$(355,002)	$1,167,944
% of revenue	1%	1%	-1%	3%

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